NEWS RELEASE

Contact:                 Wendy S. Schmucker
Senior Vice President, Secretary and Treasurer
724-537-9923

For Immediate Release

COMMERCIAL NATIONAL ACHIEVES EARNINGS GROWTH OF 7.68% FOR SECOND QUARTER AND 4.25% FOR FIRST SIX MONTHS

LATROBE, PA, August 1, 2011 - Commercial National Financial Corporation (NASDAQ:CNAF)(Company), parent Company of Commercial Bank & Trust of PA, has reported earnings for the quarter ended June 30, 2011. The Company earned $1,487,000 (or $.52 per average share outstanding) in 2011 compared to $1,381,000 (or $.48 per average share outstanding) in 2010. The Company earned $2,847,000 (or $1.00 per average share outstanding) for the six-month period ended June 30, 2011 and $2,731,000 (or $.95 per average share outstanding) for the six-month period ended June 30, 2010. Second quarter 2011 earnings increased $106,000 or 7.68% while first six month 2011 earnings increased $116,000 or 4.25%.

President and Chief Executive Officer Gregg E. Hunter noted, “The financial performance realized thus far in 2011 remains exclusively attributable to core earnings generation rather than to any irregular non-recurring material items. Tax-equivalent net interest margin was 5.27% for 2011’s second quarter and 5.24% for 2011’s first six months. The Company’s asset quality maintained its traditional strength through mid-year as exemplified by ten consecutive fiscal quarters without need for any loan loss provisions or securities impairment charges. Return on average assets was 1.60% for 2011’s second quarter and 1.56% for 2011’s first six months.  At second quarter end, the Company’s tier one risk-based, total risk-based and leverage capital ratios were 19.87%, 20.64% and 11.90%, respectively.  The Company’s well above banking industry standard core financial performance and ample capital levels continue to solidly support very attractive and reliable quarterly cash dividend payments to the Company’s common stock shareholders”.

In addition to Latrobe, Pennsylvania where it is headquartered, the Company operates ten community banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area. The Company operates an asset management and trust division of Commercial Bank & Trust of PA headquartered in Greensburg, Pennsylvania. Commercial Bank & Trust of PA also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)

	June 30,	June 30,
	2011	2010
	(unaudited)	(unaudited)

ASSETS
Cash and due from banks on demand	$6,949	$6,106
Interest bearing deposits with banks	11	28
Total cash and cash equivalents	6,960	6,134

Securities available for sale	159,026	138,766
Restricted investments in bank stock	3,916	4,567

Loans	190,858	197,998
Allowance for loan losses	(1,683)	(1,694)
Net loans	189,175	196,304

Premises and equipment	3,192	3,449
Investment in Life Insurance	15,715	15,164
Other assets	4,153	4,039

Total assets	$382,137	$368,423

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$87,711	$74,542
Interest bearing	202,724	199,837
Total deposits	290,435	274,379

Short-term borrowings	30,125	34,650
Long-term borrowings	10,000	10,000
Other liabilities	3,563	3,918
Total liabilities	334,123	322,947

Shareholders' equity:
Common stock, par value $2 per share; 10,000,000 shares authorized; 3,600,000 shares issued; 2,860,953 shares outstanding in 2011 and 2010

	7,200	7,200
Retained earnings	48,795	45,695
Accumulated other comprehensive income	4,563	5,125
Less treasury stock, at cost, 739,047 shares in 2011 and 2010	(12,544)	(12,544)
Total shareholders' equity	48,014	45,476

Total liabilities and shareholders' equity	$382,137	$368,423

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months	Three Months	Six Months	Six Months
	Ended June 30	Ended June 30	Ended June 30	Ended June 30
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

INTEREST INCOME:
Interest and fees on loans	$2,666	$2,854	$5,383	$5,774
Interest and dividends on securities:
Taxable	887	1,165	1,810	2,488
Exempt from federal income taxes	910	590	1,638	1,038
Other	1	1	1	2
Total Interest income	4,464	4,610	8,832	9,302

INTEREST EXPENSE:
Interest on deposits	475	633	960	1,283
Interest on short-term borrowings	11	36	29	77
Interest on long-term borrowings	59	59	118	118
Total Interest expense	545	728	1,107	1,478

NET INTEREST INCOME	3,919	3,882	7,725	7,824
PROVISION FOR LOAN LOSSES	-	-	-	-

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,919	3,882	7,725	7,824

OTHER OPERATING INCOME:
Asset management and trust income	254	217	506	429
Service charges on deposit accounts	270	298	526	570
Income from investment in life insurance	121	122	244	243
Other income	80	62	143	170
Total other operating income	725	699	1,419	1,412

OTHER OPERATING EXPENSES:
Salaries and employee benefits	1,516	1,490	3,101	3,009
Net occupancy expense	200	199	414	426
Furniture and equipment	104	135	213	277
Pennsylvania shares tax	127	126	253	252
Legal and professional	129	115	222	239
FDIC insurance expense	83	85	170	167
Other expenses	738	720	1,413	1,427
Total other operating expenses	2,897	2,870	5,786	5,797

INCOME BEFORE INCOME TAXES	1,747	1,711	3,358	3,439
Income tax expense	260	330	511	708

Net income	$1,487	$1,381	$2,847	$2,731

Average Shares Outstanding	2,860,953	2,860,953	2,860,953	2,860,953

Earnings Per Share	$0.52	$0.48	$1.00	$0.95